Exhibit 5.1

June 14, 2017

Ecoark Holdings, Inc.

3333 S Pinnacle Hills Parkway Suite 220

Rogers, Arkansas 72758

Re        Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as counsel to Ecoark Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2017, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), related to Ecoark Holdings, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”).

In rendering the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies identified to our satisfaction as being true reproductions of originals, of all such documents, agreements and other records, including the Registration Statement, the 2017 Plan, the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, and the corporate minutes of the Company, as we have deemed necessary and appropriate for the purpose of this opinion.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized and, when and to the extent the Shares are issued and paid for in accordance with the 2017 Plan, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting such laws. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws or (b) the laws of any other jurisdiction. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Carmel, Milazzo & DiChiara LLP
Carmel, Milazzo & DiChiara LLP